Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS; PROVIDES UPDATED FULL YEAR 2020 OUTLOOK

Third Quarter Revenue Decreased 1% Year-Over-Year; Flat Year-Over-Year on an Operational Basis

First Nine Months Revenue Decreased 3% Year-over-Year; Flat Year-over-Year on an Operational Basis

MINNEAPOLIS, MN, November 2, 2020 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the at-home treatment of chronic diseases, today reported financial results for the third quarter and nine months ended September 30, 2020.

Third Quarter 2020 Summary:

●	Total revenue decreased 1% year-over-year, to $49.1 million, compared to $49.6 million in third quarter 2019.
o	Excluding the contribution to third quarter 2019 revenue related to the Company’s adoption of ASC 842, third quarter 2020 revenue reflects a flat year-over-year change on an operational basis.
o	Revenue for the third quarter of 2020 was negatively impacted by the COVID-19 pandemic.
●	Operating income of $1.8 million, compared to operating income of $3.2 million in third quarter 2019.
●	Net income of $2.4 million, compared to net income of $2.4 million in third quarter 2019.
●	Adjusted EBITDA of $6.0 million, compared to Adjusted EBITDA of $6.4 million in third quarter 2019.
●	Cash, cash equivalents, and marketable securities of $42.2 million at September 30, 2020, compared to $45.2 million at December 31, 2019.

“We were pleased with our strong execution in the third quarter, which resulted in better-than-expected financial results despite continued business disruption associated with the COVID-19 pandemic,” said Dan Reuvers, President and Chief Executive Officer of Tactile Medical. “While we’re pleased to see patients returning to seek treatment and healthcare facilities adapting to the environment, the challenge remains that many healthcare facilities are operating at significantly lower rates of productivity due to COVID-19. Despite many facilities still operating with constraints related to social distancing and safety protocols, our team has done an impressive job of supporting our clinicians and patients, while expanding our prescriber base, in part, by leveraging virtual education events.”

Mr. Reuvers continued, “We remain cautiously optimistic with respect to the near-term impacts of COVID-19 on our results. We are providing an updated 2020 financial outlook, which reflects expectations for a modest return to revenue growth on a year-over-year basis in the fourth quarter. We are well-capitalized, which allows us to continue to invest strategically in both expanding our industry leadership position, and our market development activities, in the $5B+ U.S. lymphedema market. We expect the combination of our strong execution, and the eventual subsiding of the pandemic, will result in the return to our long-term track record of strong growth and improving profitability.”

Third Quarter 2020 Financial Results

Total revenue in the third quarter of 2020 decreased $0.5 million, or 1%, to $49.1 million, compared to $49.6 million in the third quarter of 2019. Total revenue in the third quarter of 2020 was flat on an operational basis, excluding the contribution to third quarter 2019 revenue related to the Company’s adoption of ASC 842. The decrease in total revenue was attributable to a decrease of $1.8 million, or 4%, in sales and rentals of the Flexitouch system, which was partially offset by an increase of $1.3 million, or 26%, in sales and rentals of the Entre system in the quarter ended September 30, 2020. Third quarter revenue continued to be negatively impacted by COVID-19, primarily from social distancing requirements and safety protocols imposed within clinics. The decrease in third quarter revenue was partially offset by the continued expansion of our commercial team, effective virtual educational events, and an increase in the number of Medicare patients served.

Gross profit in the third quarter of 2020 decreased $0.4 million, or 1%, to $35.0 million, compared to $35.4 million in the third quarter of 2019. Gross margin was 71.2% of revenue, compared to 71.3% of revenue in the third quarter of 2019.

Operating expenses in the third quarter of 2020 increased $1.0 million, or 3%, to $33.2 million, compared to $32.2 million in the third quarter of 2019. The increase in operating expenses in the third quarter of 2020 was driven by reimbursement, general and administrative expenses, primarily due to a $1.6 million increase in personnel-related compensation expense in our reimbursement operations, payer development and corporate functions and a $1.0 million increase in occupancy costs, depreciation expense, legal and professional fees. The increase in reimbursement, general and administrative expenses was partially offset by lower sales and marketing expenses, which decreased $1.2 million, or 6%, to $19.5 million, compared to $20.7 million in the third quarter of 2019 and, to a lesser extent, by lower research and development expenses, which decreased $0.4 million, or 25%, to $1.1 million, compared to $1.5 million in the third quarter of 2019.

Operating income in the third quarter of 2020 decreased $1.4 million, or 44%, to $1.8 million, compared to $3.2 million in the third quarter of 2019.

Income tax benefit in the third quarter of 2020 was $0.8 million, compared to income tax expense of $0.9 million in the third quarter of 2019. The year-over-year change in income tax expense/benefit was primarily due to changes in our effective tax rate, which was primarily attributable to a change in projected taxable income, including proportionately higher tax benefits for stock-based compensation as compared to the same period last year.

Net income in the third quarter of 2020 was $2.4 million, or $0.12 per diluted share, compared to net income of $2.4 million, or $0.12 per diluted share, in the third quarter of 2019. Weighted average shares used to compute diluted net income per share were 19.7 million and 19.6 million in the third quarters of 2020 and 2019, respectively.

Adjusted EBITDA was $6.0 million in the third quarter of 2020, compared to Adjusted EBITDA of $6.4 million in the third quarter of 2019.

First Nine Months 2020 Financial Results:

Total revenue for the nine months ended September 30, 2020, decreased $4.5 million, or 3%, to $127.9 million, compared to $132.4 million for the nine months ended September 30, 2019. Total revenue for the nine months ended September 30, 2020, was flat on an operational basis, excluding the contribution to revenue in the nine months ended September 30, 2019 related to the Company’s adoption of ASC 842. The decrease in revenue was driven by a decrease of approximately $7.1 million, or 6%, in sales and rentals of the Flexitouch system, offset partially by an increase of $2.6 million, or 21%, in sales and rentals of the Entre system for the nine months ended September 30, 2020. Revenue in the first two months of 2020 was ahead of our expectations. Beginning in March 2020 and continuing through the third quarter, revenue was impacted by the COVID-19 pandemic, which limited our ability to access our clinician customers and their patients. Specifically, we saw healthcare facilities and clinics restricting access to their clinicians, reducing patient consultations, or closing temporarily due to COVID-19.

Net loss for the nine months ended September 30, 2020 was $12.7 million, or $(0.66) per diluted share, compared to net income of $6.7 million, or $0.34 per diluted share, for the nine months ended September 30, 2019. Weighted average shares used to compute diluted net loss/income per share were 19.3 million and 19.6 million for the nine months ended September 30, 2020 and 2019, respectively.

Adjusted EBITDA was $4.8 million in the nine months ended September 30, 2020, compared to adjusted EBITDA of $14.9 million in the nine months ended September 30, 2019.

Cash Position

At September 30, 2020, cash, cash equivalents and marketable securities were $42.2 million, compared to $45.2 million at December 31, 2019. The Company had no outstanding borrowings on its $10.0 million revolving credit facility at September 30, 2020.

2020 Financial Outlook

The Company is providing updated full year 2020 revenue guidance. The Company originally provided full year 2020 revenue guidance on February 26, 2020, but subsequently withdrew its guidance on April 6, 2020, due to the rapidly evolving environment and continued uncertainties associated with COVID-19.

The Company expects full year 2020 total revenue in the range of $184.9 million to $186.9 million, representing a decline of 1% to 2% year-over-year, compared to total revenue of $189.5 million in 2019.

Pursuant to the Company’s adoption of ASC 842, full year 2019 revenue included approximately $5.0 million of rental revenue related to operating leases, which will not contribute to the Company’s revenue results going forward. Excluding the contribution to full year 2019 revenue related to the Company’s adoption of ASC 842, the 2020 expected revenue range reflects revenue growth of approximately 0% to 1% year-over-year on an operational basis.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on November 2, 2020, to discuss the results of the quarter with a question and answer session. Those who would like to participate may dial 877-407-3088 (201-389-0927 for international callers) and provide access code 13711024. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13711024. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency. Tactile Medical’s mission is to help people suffering from chronic diseases live better and care for themselves at home. The Company’s unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the impacts of the COVID-19 pandemic on the Company’s business, financial condition and results of operations; the course of the COVID-19 pandemic and its impact on general economic, business and market conditions; the Company’s inability to execute on its plans to respond to the COVID-19 pandemic; the adequacy of the Company’s liquidity to pursue its business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; the Company’s Chief Executive Officer transition, including disruptions and uncertainties related thereto, the potential impact on the Company’s business and future strategic direction resulting from the transition to a new Chief Executive Officer and the Company’s ability to retain other key members of senior management; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of Adjusted EBITDA, non-GAAP revenue change, adjusted gross margin and Adjusted EBITDA margin, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Adjusted EBITDA in this release represents net income or loss, plus interest expense, net, or less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense, plus impairment charges and inventory write-offs and plus executive transition costs. Adjusted EBITDA margin in this release represents net margin (net income or loss divided by total revenue), plus or less the same items as with Adjusted EBITDA, but on a percentage of revenue basis. Reconciliations of Adjusted EBITDA to net income (loss), and Adjusted EBITDA margin to net margin, are included in this press release.

Non-GAAP revenue change in this release represents third quarter and first nine months of 2020 revenue compared to third quarter and first nine months of 2019 revenue less operating lease revenue that was recognized in those 2019 periods in connection with the Company’s adoption of ASC 842. This release also includes the Company’s projected full year 2020 non-GAAP revenue change compared to full year 2019 revenue less operating lease revenue that was recognized in 2019 in connection with the Company’s adoption of ASC 842. Reconciliations of historical and projected non-GAAP revenue change to historical and projected GAAP revenue change are included in this press release.

Adjusted gross margin in this release represents gross margin plus inventory write-offs. A reconciliation of adjusted gross margin to gross margin is included in this press release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these measures principally as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company also believes these non-GAAP financial measures are useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

Adjusted EBITDA, non-GAAP revenue change, adjusted gross margin and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as an alternative to, or superior to, net income or loss, GAAP revenue change, gross margin or net margin, respectively, as measures of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
	September 30,	December 31,
(In thousands, except share and per share data)	2020	2019
Assets
Current assets
Cash and cash equivalents	$42,204	$22,770
Marketable securities	—	22,464
Accounts receivable	36,033	33,444
Net investment in leases	9,451	8,147
Inventories	22,419	19,059
Prepaid expenses and other current assets	4,003	2,451
Total current assets	114,110	108,335
Non-current assets
Property and equipment, net	7,177	7,408
Right of use operating lease assets	20,717	15,885
Intangible assets, net	1,671	5,312
Accounts receivable, non-current	7,100	4,184
Deferred income taxes	5,010	8,970
Other non-current assets	1,965	1,658
Total non-current assets	43,640	43,417
Total assets	$157,750	$151,752
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$5,053	$3,843
Accrued payroll and related taxes	10,864	10,098
Accrued expenses	3,582	4,498
Income taxes payable	1,459	632
Operating lease liabilities	2,010	1,454
Other current liabilities	2,673	903
Total current liabilities	25,641	21,428
Non-current liabilities
Accrued warranty reserve, non-current	3,071	2,541
Income taxes, non-current	—	54
Operating lease liabilities, non-current	19,919	15,134
Total non-current liabilities	22,990	17,729
Total liabilities	48,631	39,157

Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of September 30, 2020 and December 31, 2019	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 19,424,679 shares issued and outstanding as of September 30, 2020; 19,152,715 shares issued and outstanding as of December 31, 2019	19	19
Additional paid-in capital	101,157	91,874
Retained earnings	7,943	20,676
Accumulated other comprehensive income	—	26
Total stockholders’ equity	109,119	112,595
Total liabilities and stockholders’ equity	$157,750	$151,752

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except share and per share data)	2020	2019	2020	2019
Revenue
Sales revenue	$42,573	$42,882	$109,714	$112,503
Rental revenue	6,519	6,730	18,173	19,926
Total revenue	49,092	49,612	127,887	132,429
Cost of revenue
Cost of sales revenue	11,558	12,233	30,868	33,231
Cost of rental revenue	2,562	2,006	6,062	6,062
Total cost of revenue	14,120	14,239	36,930	39,293
Gross profit
Gross profit - sales revenue	31,015	30,649	78,846	79,272
Gross profit - rental revenue	3,957	4,724	12,111	13,864
Gross profit	34,972	35,373	90,957	93,136
Operating expenses
Sales and marketing	19,488	20,737	59,856	56,546
Research and development	1,102	1,467	3,891	3,982
Reimbursement, general and administrative	12,588	9,972	37,830	28,177
Total operating expenses	33,178	32,176	101,577	88,705
Income (loss) from operations	1,794	3,197	(10,620)	4,431
Other (expense) income	(121)	166	181	498
Income (loss) before income taxes	1,673	3,363	(10,439)	4,929
Income tax (benefit) expense	(751)	932	2,294	(1,759)
Net income (loss)	$2,424	$2,431	$(12,733)	$6,688
Net income (loss) per common share
Basic	$0.12	$0.13	$(0.66)	$0.35
Diluted	$0.12	$0.12	$(0.66)	$0.34
Weighted-average common shares used to compute net income (loss) per common share
Basic	19,415,640	18,981,015	19,309,344	18,870,622
Diluted	19,747,365	19,641,853	19,309,344	19,630,721

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2020	2019
Cash flows from operating activities
Net (loss) income	$(12,733)	$6,688
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,102	2,808
Net amortization of premiums and discounts on securities available-for-sale	(91)	(225)
Deferred income taxes	3,934	(31)
Stock-based compensation expense	8,288	7,387
Gain on other investments and maturities of marketable securities	10	—
Impairment losses	4,025	—
Changes in assets and liabilities:
Accounts receivable	(2,589)	(3,349)
Net investment in leases	(1,304)	(7,628)
Inventories	(3,538)	(5,693)
Income taxes	773	(2,051)
Prepaid expenses and other assets	(1,553)	(418)
Right of use operating lease assets	509	107
Medicare accounts receivable, non-current	(2,916)	(1,141)
Accounts payable	938	979
Accrued payroll and related taxes	766	3,915
Accrued expenses and other liabilities	1,134	1,073
Net cash (used in) provided by operating activities	(2,245)	2,421
Cash flows from investing activities
Proceeds from maturities of securities available-for-sale	22,500	16,000
Purchases of securities available-for-sale	—	(14,859)
Purchases of property and equipment	(1,623)	(4,276)
Intangible assets costs	(163)	(154)
Other investments	(30)	—
Net cash provided by (used in) investing activities	20,684	(3,289)
Cash flows from financing activities
Taxes paid for net share settlement of restricted stock units	(1,592)	(3,107)
Proceeds from exercise of common stock options	762	1,838
Proceeds from the issuance of common stock from the employee stock purchase plan	1,825	1,852
Net cash provided by financing activities	995	583
Net increase (decrease) in cash and cash equivalents	19,434	(285)
Cash and cash equivalents – beginning of period	22,770	20,099
Cash and cash equivalents – end of period	$42,204	$19,814

Supplemental cash flow disclosure
Cash paid for taxes	$475	$326
Capital expenditures incurred but not yet paid	$41	$801

The following table summarizes revenue by product for the three and nine months ended September 30, 2020 and 2019:

Tactile Systems Technology, Inc.
Supplemental Financial Information
(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
(Dollars in thousands)	2020	2019	$	%	2020	2019	$	%
Flexitouch System	$42,908	$44,699	$(1,791)	(4)%	$112,621	$119,767	$(7,146)	(6)%
Other products(1)	6,184	4,913	1,271	26%	15,266	12,662	2,604	21%
Total Revenue	$49,092	$49,612	$(520)	(1)%	$127,887	$132,429	$(4,542)	(3)%
(1)	The “other products” line primarily includes revenue from our Entre system. The Actitouch system and Airwear wrap contributed immaterial amounts of revenue for both of the three and nine months ended September 30, 2020 and 2019.

The following table contains a reconciliation of the revenue change rate to the non-GAAP revenue change rate for the three and nine months ended September 30, 2020 compared to the three and nine months ended September 30, 2019:

Tactile Systems Technology, Inc.
Reconciliation of Third Quarter and Year to Date Revenue Change Rates
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(Dollars in thousands)	2020	2019	% Change	2020	2019	% Change
Total revenue	$49,092	$49,612	(1)%	$127,887	$132,429	(3)%
Less: Operating lease revenue(1)	N/A	(640)	1%	N/A	(4,835)	3%
Total non-GAAP revenue	$49,092	$48,972	0%	$127,887	$127,594	0%

(1)

The operating lease revenue excluded from revenue for the three and nine months ended September 30, 2019, in the adjustment was related to rental agreements commencing prior to December 31, 2018, which were recognized as month-to-month operating leases for the three and nine months ended September 30, 2019, and did not contribute to the Company’s revenue results in 2020.

The following table contains a reconciliation of net income (loss) to Adjusted EBITDA for the three and nine months ended September 30, 2020 and 2019, as well as the dollar and percentage change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Increase		Nine Months Ended		Increase
	September 30,		(Decrease)		September 30,		(Decrease)
(Dollars in thousands)	2020	2019	$	%	2020	2019	$	%
Net income (loss)	$2,424	$2,431	$(7)	(0)%	$(12,733)	$6,688	$(19,421)	N.M. %
Interest expense (income), net	19	(86)	105	(122)%	(61)	(262)	201	(77)%
Income tax expense (benefit)	(751)	932	(1,683)	(181)%	2,294	(1,759)	4,053	N.M. %
Depreciation and amortization	652	830	(178)	(21)%	2,102	2,808	(706)	(25)%
Stock-based compensation	3,164	2,330	834	36%	8,288	7,387	901	12%
Impairment charges and inventory write-offs	—	—	—	—%	4,025	—	4,025	—%
Executive transition costs	499	—	499	—%	876	—	876	—%
Adjusted EBITDA	$6,007	$6,437	$(430)	(7)%	$4,791	$14,862	$(10,071)	(68)%

The following table contains a reconciliation of net margin to Adjusted EBITDA margin for the three and nine months ended September 30, 2020 and 2019, as well as the basis point change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net Margin to Adjusted EBITDA Margin
(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,		Increase		September 30,		Increase
(As a percentage of revenue)	2020	2019	(Decrease)		2020	2019	(Decrease)
Net margin	4.9%	4.9%	—	bps	(10.0)%	5.1%	(1,510)	bps
Interest expense (income), net	—%	(0.2)%	20	bps	—%	(0.2)%	20	bps
Income tax expense (benefit)	(1.5)%	1.9%	(340)	bps	1.8%	(1.4)%	320	bps
Depreciation and amortization	1.3%	1.7%	(40)	bps	1.6%	2.1%	(50)	bps
Stock-based compensation	6.5%	4.7%	180	bps	6.5%	5.6%	90	bps
Impairment charges and inventory write-offs	—%	—%	—	bps	3.1%	—%	310	bps
Executive transition costs	1.0%	—%	100	bps	0.7%	—%	70	bps
Adjusted EBITDA margin	12.2%	13.0%	(80)	bps	3.7%	11.2%	(750)	bps

The following table contains a reconciliation of gross margin to adjusted gross margin for the three and nine months ended September 30, 2020 and 2019:

Tactile Systems Technology, Inc.
Reconciliation of Gross Margin to Adjusted Gross Margin
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2020	2019	2020	2019
Gross profit, as reported	$34,972	$35,373	$90,957	$93,136
Gross margin, as reported	71.2%	71.3%	71.1%	70.3%
Reconciling item affecting gross margin:
Inventory write-offs	—		428
Non-GAAP adjusted gross profit	$34,972		$91,385
Non-GAAP adjusted gross margin	71.2%		71.5%

The following table contains a reconciliation of the projected revenue change rate to the projected non-GAAP revenue change rate:

Tactile Systems Technology, Inc.
Reconciliation of Projected 2020 Revenue Change Rate to Projected 2020 Non-GAAP Revenue Change Rate
(Unaudited)

	Projected Year Ended		Year Ended	Projected Change Rate
	December 31, 2020		December 31, 2019	% Change	% Change
(Dollars in thousands)	Low	High	Reported	Low	High
Total revenue	$184,900	$186,900	$189,492	(2)%	(1)%
Less: Operating lease revenue(1)	N/A	N/A	(5,018)	2%	2%
Total non-GAAP revenue	$184,900	$186,900	$184,474	0%	1%

(1) The operating lease revenue excluded from 2019 revenue in the adjustment was related to rental agreements commencing prior to December 31, 2018, which were recognized as month-to-month operating leases in 2019 and do not contribute to the Company’s revenue results in 2020. The 2020 expected revenue range reflects revenue growth of approximately 0% to 1% year-over-year on an operational basis.

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com